Exhibit 107
Calculation of Filing Fee Tables

Form S-3ASR
(Form Type)

TRAVEL + LEISURE CO.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carries Forward
Newly Registered Securities
Fees to be Paid	Other	Debt Securities	457(o)	—	—	$—	—	$—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$—
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$—
(1)    An indeterminate aggregate offering price and number or amount of debt securities is being registered as may from time to time be offered and sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange or settlement of other securities.